FOR IMMEDIATE RELEASE Oct. 29, 2025 Media Contact: Connor Peoples (215) 864-5645 cpeoples@wsfsbank.com WSFS Financial Corporation Appoints Michelle Hong to Board of Directors WILMINGTON, Del. – WSFS Financial Corporation (Nasdaq: WSFS) today announced that Michelle Hong has been appointed to its Board of Directors, effective December 1, 2025. She will stand for election at the 2026 Annual Meeting of Shareholders. Hong currently serves as a corporate director of PECO, an Exelon company, and is the Vice Chair-elect of the National Association of Corporate Directors (NACD) in Philadelphia. Her extensive background in financial services includes her role as a founding partner and co-head of the Philadelphia office of Northern Trust and a 13-year tenure at Brown Brothers Harriman. Hong began her career in private legal practice and recently returned as Counsel at Stradley Ronon. Her deep commitment to the community is demonstrated through significant board service for organizations such as Main Line Health and Philabundance, and she has received numerous accolades for her professional and civic achievements. “Michelle’s proven leadership and deep roots in the financial and legal sectors make her an exceptional addition to our Board,” said Rodger Levenson, WSFS Chairman, President, and CEO. “Her impressive track record, combined with a steadfast commitment to community engagement, aligns perfectly with our core values. We’re confident that her perspective and expertise will be instrumental as we pursue our strategic goals and deliver for our Clients and Communities.” Hong earned her Juris Doctor from Harvard Law School and her Bachelor of Arts from Duke University. About WSFS Financial Corporation WSFS Financial Corporation is a multibillion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally headquartered bank and wealth management franchise in the Greater Philadelphia and Delaware region. As of September 30, 2025, WSFS Financial Corporation had $20.8 billion in assets on its balance sheet and $93.4 billion in assets under management and administration. WSFS operates from 114 offices, 88 of which are banking offices, located in Pennsylvania (58), Delaware (38), New Jersey (14), Florida (2), Nevada (1) and Virginia (1) and provides comprehensive financial services including commercial banking, consumer banking, treasury management, and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Bryn Mawr Trust WSFS Bank Center 500 Delaware Avenue Wilmington, DE 19801 Exhibit 99.1

Advisors, LLC, Bryn Mawr Trust®, The Bryn Mawr Trust Company of Delaware, Cash Connect®, NewLane Finance®, WSFS Wealth Management, LLC, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com. ###